Exhibit 10.5

ITRON, INC.
AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN
LONG TERM PERFORMANCE
RESTRICTED STOCK UNIT AWARD NOTICE
FOR PARTICIPANTS IN FRANCE
Itron, Inc. (the “Company”) hereby grants to Participant a performance restricted stock unit award (the “Award”). The Award is subject to all the terms and conditions set forth in this Long Term Performance Restricted Stock Unit Award Notice (the “Award Notice”), the Long Term Performance Restricted Stock Unit Award Agreement, including Appendix A (the “Agreement”), the Itron, Inc. 2010 Amended and Restated Stock Incentive Plan (the “U.S. Plan”), and the Rules of the Itron, Inc. Amended and Restated 2010 Stock Incentive Plan for the Grant of Restricted Stock Units to Participants in France (the “French RSU Plan” and together with the U.S. Plan, the “Plan”), all of which are incorporated into the Award Notice in their entirety.

Participant:	«First_Name» «Last_Name»
Grant Date:	«Grant Date»
Performance Period: Time-Based Vesting Date:	January 1, 2014 to December 31, 2016 (“Performance Period”) Last day of the Performance Period (which shall, in no event, be prior to the second anniversary of the Grant Date).
Number of Long-Term Performance Restricted Stock Units (“PSUs”):
The actual number of PSUs that vest shall be determined based on Participant’s continued employment through the Time-Based Vesting Date and the attainment of the performance goals specified in Appendix A, as assessed by the Plan Administrator as soon as reasonably practicable after the end of the Performance Period.
The aggregate target number of PSUs for the Performance Period is «# of Units  (the “Target PSUs”).

Restriction on Sale of Shares:
Any Shares acquired pursuant to the Award cannot be sold prior to the second anniversary of the date the Shares are issued to you or during Closed Periods (as described in the Agreement), except in certain exceptional circumstances.

Additional Terms/Acknowledgement: This Award is subject to all the terms and conditions set forth in this Award Notice, the Agreement and the Plan which are attached to and incorporated into this Award Notice in their entirety.

By accepting this Award Notice and Agreement providing for the terms and conditions of my grant, I confirm having read and understood the documents relating to this grant (the Performance Restricted Stock Unit Award Agreement, including Appendix A, the U.S. Plan, the French RSU Plan and the U.S. Plan Prospectus) which were provided to me in English language. I accept the terms of those documents accordingly.
En acceptant la présente Notice d’Attribution et le Contrat décrivant les termes et conditions de mon attribution, je confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Contrat d’Attribution d’Actions Gratuites soumises à des Conditions de Performance, incluant l‘Annexe A, le Plan Américain, le Sous-Plan pour la France et le Prospectus Américain) qui m’ont été communiqués en langue anglaise. J’en accepte les termes en connaissance de cause.

«First_Name» «Last_Name» I accept this Award subject to the terms and conditions stated herein. «Electronically Signed»
Attachments:
1. Long-Term Performance Restricted Stock Unit Award Agreement, including Appendix A 2. U.S. Plan 3. French RSU Plan 4. U.S. Plan Prospectus

ITRON, INC.
AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN
LONG TERM PERFORMANCE
RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR PARTICIPANTS IN FRANCE

Pursuant to your Long Term Performance Restricted Stock Unit Award Notice (the “Award Notice”) and this Long Term Performance Restricted Stock Unit Award Agreement, including Appendix A (this “Agreement”), Itron, Inc. (the “Company”) has granted you a performance restricted stock unit award (the “Award”) under its Amended and Restated 2010 Stock Incentive Plan (the “U.S. Plan”) and the Rules of the Itron, Inc. Amended and Restated 2010 Stock Incentive Plan for the Grant of Restricted Stock Units to Participants in France (the “French RSU Plan” and together with the U.S. Plan, the “Plan”). Capitalized terms not expressly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan, as applicable.
The Award is intended to qualify for the specific tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to
L. 225-197-6 of the French Commercial Code, as amended. However, certain events may affect the qualified status of the Award and the Company does not make any undertaking or representation to maintain the qualified status of the Award. If the Award does not retain its qualified status, the specific tax and social security treatment will not apply and you will be required to pay your portion of social security contributions resulting from the Award.
Moreover, if you relocate to another country, any special terms and conditions applicable to restricted stock unit awards granted in such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
In addition, the Company reserves the right to impose other requirements on the Award and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
The details of the Award are as follows:
1.    Number of Units Subject to Award
This Award is a performance-based award, the vesting of which is based both on your continued employment through the Time-Based Vesting Date and on the attainment of the performance goals set by the Plan Administrator at the beginning of the performance period set forth in the Award Notice (the “Performance Period”) and at the beginning of each Annual EPS Performance Period (as defined in Appendix A), in accordance with the requirements of Section 162(m) of the Code in the case of any Award that is intended to constitute “qualified-performance-based compensation” within the meaning of Section 162(m) (4)(C) of the Code. The performance goals are set forth in Appendix A (or will be communicated to you as described in Appendix A) and the aggregate target number of PSUs for the Performance Period (the “Target PSUs”) is set forth in the Award Notice and in Appendix A.
2.    Vesting
The Award will vest based on your continued employment through the Time-Based Vesting Date and to the extent the performance goals set forth in Appendix A are attained for the Performance Period, as determined by the Plan Administrator. The Plan Administrator shall determine as soon as reasonably practicable, but in any event within thirty (30) days, after the end of the Performance Period, the attainment level of the performance goals.

One share of Common Stock will be issuable for each PSU that vests. PSUs that have vested are referred to herein as “Vested PSUs.” PSUs that have not vested and remain subject to forfeiture are referred to herein as “Unvested PSUs.” The Unvested and Vested PSUs are collectively referred to herein as the “PSUs.” Except as provided in Section 3 below, the Award will terminate and the Unvested PSUs will be forfeited upon termination of your employment for any reason.
3.    Termination of Employment; Change in Control Transaction
3.1    Death and Disability
If your employment terminates during the Performance Period by reason of death, the number of PSUs that vest based on the actual attainment of the performance goals as assessed after the end of the Performance Period and such PSUs shall be settled in accordance with Section 4 below. The Company will issue the Shares subject to such PSUs to your heirs in the year following the end of the Performance Period, provided they contact the Company to request the issuance of the Shares within six (6) months following your death. If your heirs do not request the issuance of the Shares within six (6) months of your death, all of the PSUs will be forfeited to the Company.
If your employment terminates during a Performance Period by reason of Disability (as defined in the French RSU Plan), you will become eligible to receive that number of PSUs that vest based on the actual attainment of the performance goals as assessed after the end of the corresponding Performance Period and such PSUs shall be settled in accordance with Section 4 below.
3.2    Change in Control Transaction
(a)    In the event of a Change in Control Transaction, the PSUs will be subject to any change in control severance agreement or other agreement providing for change in control provisions between you and the Company (a “CIC” Agreement”). If you are not party to a CIC Agreement, the provisions of this Section 3.2 shall apply.
(b)    In the event of a Change in Control Transaction in which (i) the Unvested PSUs are not assumed, substituted for, or converted into an award of the acquiring or surviving corporation (or a publicly-traded parent thereof) in a manner which prevents dilution of your rights under the Award or (ii) the acquiring or surviving corporation (or parent thereof) is not publicly-traded, the

Unvested PSUs shall vest with respect to a number of PSUs equal to the greater of the (A) number of Target PSUs or (B) the number of PSUs based on the actual level of performance attained for the year in which the Change in Control Transaction occurs (as determined by the Board if the Board concludes that such performance may be determined as of the date of the Change in Control Transaction). Any PSUs that vest pursuant to this Section 3.2 (b) shall be paid out pro-rata, in accordance with Section 4 hereof, based on the portion of the Performance Period that has elapsed as of the date of the Change in Control Transaction.
(c)    In the event of a Change in Control Transaction in which your Unvested PSUs are assumed, substituted for, or converted into an award of the acquiring or surviving public corporation (or a publicly-traded parent thereof) and your employment is terminated within twenty-four (24) months following such Change in Control Transaction and prior to settlement of the PSUs, other than (i) by the Company for Cause, (ii) by reason of death or Disability (which shall be governed by Section 3.1), or (iii) by you without Good Reason, the Unvested PSUs shall vest with respect to a number of PSUs equal to the greater of the (A) Target Number of PSUs or (B) the number of PSUs based on the actual level of performance attained for the year in which your termination occurs (as determined by the Board if the Board concludes that such performance may be determined as of the date of your termination). Any PSUs that vest pursuant to this Section 3.2(c) shall be paid out pro-rata, in accordance with Section 4, based on the portion of the Performance Period that has elapsed as of the date of your termination of employment.
(d)    In the event of a Change in Control Transaction triggering the provisions set forth in Sections 3.2(a), 3.2(b) or 3.2(c), the Award may not retain its qualified status in which case the specific tax and social security treatment applicable to qualified awards will not apply.
(e)    Definitions - For purposes of this Section 3.2, the following capitalized terms shall have the meanings set forth below:
(i)    “Base Salary” shall mean your annual base salary immediately prior to a Change in Control Transaction, as such salary may be increased from time to time (in which case such increased amount shall be the Base Salary for purposes hereof), but without giving effect to any reduction thereto.
(ii)    “Beneficial Owner” shall have the meaning set forth in Rule 13d‑3 under the Exchange Act.
(iii)    “Cause” for termination of your employment by the Company or your employer (the “Employer”) shall mean (A) your willful and continued failure (other than any such failure resulting from (1) your incapacity due to physical or mental illness, (2) any such actual or anticipated failure after the issuance of a notice of termination in a form prescribed by the Company by you for Good Reason or (3) the Employer's active or passive obstruction of the performance of your duties and responsibilities) to perform substantially the duties and responsibilities of your position with the Employer after a written demand for substantial performance is delivered to you by the Employer, which demand specifically identifies the manner in which the Employer believes that you have not substantially performed such duties or responsibilities; (B) your conviction by a court of competent jurisdiction for felony criminal conduct (or the equivalent under applicable local law); or

(C) your willful engaging in fraud or dishonesty which is injurious to the Company and/or the Employer or its reputation, monetarily or otherwise. No act, or failure to act, on your part shall be deemed “willful” unless committed, or omitted by you in bad faith and without reasonable belief that your act or failure to act was in, or not opposed to, the best interest of the Company and/or the Employer.
(iv)    “Good Reason” for termination of your employment by you shall mean the occurrence (without your express written consent) after any Change in Control Transaction of any one of the following acts by the Company or the Employer, or failures by the Company or the Employer to act, unless, in the case of any act or failure to act described in subsection (A), (B), (C), (D) or (E) below, such act or failure to act is corrected prior to the date of your termination specified in a notice of termination in a form prescribed by the Company given in respect thereof:
(A)    an adverse change in your status or position(s) with the Employer as in effect immediately prior to the Change in Control Transaction, including, without limitation, any adverse change in your status or position as a result of a diminution of your duties or responsibilities (other than, if applicable, any such change directly and solely attributable to the fact that the Company is no longer publicly owned) or the assignment to you of any duties or responsibilities which are inconsistent with such status or position(s), or any removal of you from, or any failure to reappoint or reelect you to, such position(s);
(B)    a reduction in your Base Salary;
(C)    a reduction in your annual bonus opportunity or long term incentive opportunity, as compared to the year immediately preceding the year in which the Change in Control Transaction occurs;
(D)    the failure to continue provide welfare, pension and fringe benefits which are in each case, in the aggregate, substantially similar to those provided to you immediately prior to Change in Control Transaction;
(E)    the Employer requiring you to be based at an office that is greater than 50 miles from where your office is located immediately prior to the Change in Control Transaction except for required travel on the Employer's business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Employer prior to the Change in Control Transaction; or
Notwithstanding the foregoing, the events described in clauses (B), (C) or (D) above shall not constitute Good Reason hereunder to the extent they are as a result of across-the-board reductions of the applicable compensation element following the Change in Control Transaction which are equally applicable to all similarly situated employees of the surviving corporation and its affiliates. Your right to terminate your employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. In order for Good Reason to exist hereunder, you must provide notice to the Company of the existence of the condition or circumstance described above within 90 days of the initial existence of the condition or circumstance (or, if later, within 90 days of becoming aware of such condition or circumstance), and the Employer must have failed to cure such condition within 30 days of the receipt of such notice. Subject to the preceding sentence, your continued

employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
(v)    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
4.    Settlement of Vested PSUs.
Vested PSUs shall be settled on the earliest to occur of (a) a date within 60 days following the end of the Performance Period, (b) a date within 30 days following the termination of your employment (i) due to death or Disability pursuant to Section 3.1 above or (ii) following a Change in Control Transaction pursuant to Section 3.2(c) above, or (c) the date of a Change in Control Transaction pursuant to Section 3.2(b) above that constitutes a “change in control event” within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5).
5.    Securities Law Compliance
5.1    You represent and warrant that you (a) have been furnished with a copy of the prospectus for the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.
5.2    You hereby agree that you will in no event sell or distribute all or any part of the shares of Common Stock that you receive pursuant to settlement of this Award (the “Shares”) unless (a) there is an effective registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and any applicable state and foreign securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred with by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration. You understand that the Company has no obligation to you to register the Shares with the U.S. Securities and Exchange Commission or any foreign securities regulator and has not represented to you that it will so register the Shares.
5.3    You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any regulator under the Securities Act or any other applicable securities act (the “Acts”) and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.

5.4    You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys’ fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Agreement or the breach by you of any terms or conditions of this Agreement.
6.    Transfer Restrictions
PSUs shall not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law.
6.1    Holding Period
You are required to hold the Shares issued pursuant to the vesting of the PSUs for two years as measured from the date the Shares are issued to you in accordance to Section 4 above or such other period as is required to comply with the minimum mandatory holding period applicable to Shares underlying French-qualified Restricted Stock Units (the “Holding Period”) in order to benefit from the specific French tax and social insurance contributions regime, even if you are no longer an employee or corporate officer, as applicable, of a French Entity or otherwise employed by the Company or a Subsidiary, if applicable. As from the end of the Holding Period, the corresponding Shares shall be freely transferable, subject to applicable legal and regulatory provisions in force and in particular to the provisions of Section 6.2 below.
This Holding Period requirement shall not apply to your heirs should they acquire Shares under the Plan pursuant to Section 3.1 above nor shall it apply if you terminate employment due to Disability (as defined in the French RSU Plan).
6.2    Closed Period
As long as the Award and the Shares issued upon settlement of the vested PSUs maintain their qualified status and to the extent such restriction is applicable under French law, the Shares may not be sold during a Closed Period which currently includes:
Ten quotation days preceding and three quotation days following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; and
Any period during which the corporate management of the Company possesses material information which could, if disclosed to the public, significantly impact the quotation of the Shares, until ten quotation days after the day such information is disclosed to the public. This Closed Period restriction shall not apply to your heirs should they acquire Shares under the Plan pursuant to Section 3.1 above nor shall it apply if you terminate employment due to Disability (as defined in the French RSU Plan).

6.3    Shareholding Restrictions
If you qualify as a managing corporate officer (i.e., “mandataires sociaux,” Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions) or have a comparable position in any other company within the Company group, and if the Award is granted to you in such capacity, you are subject to shareholding restrictions and you must hold 20% of the Shares issued upon vesting of the PSUs and not sell such Shares until you cease to serve as a managing corporate officer of the Company (or cease to have a comparable position as described herein), if required under French law.
7.    No Rights as Shareholder
You shall not have voting or other rights as a shareholder of the Company with respect to the PSUs.
8.    Book Entry Registration of Shares
The Company will issue the Shares by registering the Shares in book entry form with the Company’s transfer agent in your name and the applicable restrictions will be noted in the records of the Company’s transfer agent and in the book entry system.
9.    Responsibility for Taxes
9.1    Regardless of any action the Company or your employer (the “Employer”) take with respect to any and all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer. You further acknowledge that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the granting or vesting of the Award, the settlement of Vested PSUs, the issuance of Shares upon settlement of the Vested PSUs, the subsequent sale of Shares acquired upon settlement of the Vested PSUs and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
9.2    Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and or the Employer to satisfy all Tax-Related Items.

(a)    In this regard, you hereby irrevocably appoint Fidelity or any stock plan service provider or brokerage firm designated by the Company for such purpose (the “Agent”) as your Agent, and authorize the Agent, to:

(i)
Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the settlement date for any Vested Unit, a number of Shares (rounded up to the next whole number) sufficient to generate proceeds to cover the Tax-Related Items and all applicable fees and commissions due to, or required to be collected by, the Agent;

(ii)	Remit directly to the Company the cash amount necessary to cover the Tax-Related Items;

(iii)	Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of Shares referred to in clause (i) above; and

(iv)	Remit any remaining funds to you.
(b)    Alternatively, or in addition to or in combination with the withholding mechanism described in Section 9.2(a), you authorize the Company and/or the Employer, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by:

(i)	requiring you to pay to the Company or the Employer any amount of the Tax-Related Items; and/or

(ii)	withholding any amount of the Tax-Related Items from your wages or other cash compensation paid to you by the Company and/or the Employer; and/or

(iii)
withholding in Shares to be issued upon settlement of the Vested PSUs provided, however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Plan Administrator (as constituted to satisfy Rule 16b-3 of the Exchange Act) shall establish the method of withholding from the alternatives (i) - (iii) herein and, if the Plan Administrator does not exercise its discretion prior to the Tax-Related Items withholding event, then you shall be entitled to elect the method of withholding from the alternatives (i) - (iii) herein.

(c)    Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax and/or social insurance contribution purposes, you will be deemed to have been issued the full number of Shares subject to the Vested PSUs notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan. The Company may refuse to issue or deliver Shares to you if you fail to comply with your obligations in connection with the Tax-Related Items.
9.3    You acknowledge that the authorization and instruction to the Agent set forth in Section 9.2(a)(i) above to sell Shares to cover the Tax-Related Items is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (regarding trading of the Company’s securities on the basis of material nonpublic information) (a “10b5-1 Plan”). This 10b5-1 Plan is being adopted to permit you to sell a number of Shares issued upon settlement of Vested PSUs sufficient to pay the Tax-Related Items.
You acknowledge that the broker is under no obligation to arrange for the sale of Shares at any particular price. You further acknowledge that you will be responsible for all brokerage fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. You acknowledge that it may not be possible to sell Shares during the term of this 10b5-1 Plan due to (a) a legal or contractual restriction applicable to you or to the broker, (b) a market disruption, (c) rules governing order execution priority on the NASDAQ or other exchange where the Shares may be traded, (d) a sale effected pursuant to this 10b5-1 Plan that fails to comply (or in the reasonable opinion of the Agent’s counsel is likely not to comply) with the Securities Act, or (e) if the Company determines that sales may not be effected under this 10b5-1 Plan. In the event of the Agent’s inability to sell Shares, you will continue to be responsible for the Tax-Related Items.
You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of the 10b5-1 Plan. You acknowledge that this 10b5-1 Plan is subject to the terms of any policy adopted now or hereafter by the Company governing the adoption of 10b5-1 plans. The Agent is a third party beneficiary of Section 9.2(a)(i) and this 10b5-1 Plan.
10.    Nature of Grant
In accepting the grant, you acknowledge, understand and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of performance restricted stock units, or benefits in lieu of performance restricted stock units, even if performance restricted stock units have been granted in the past;
(c)    all decisions with respect to future grants of performance restricted stock units, if any, will be at the sole discretion of the Company;
(d)    the grant of the Award and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Employer, the

Company or any Related Corporation and shall not interfere with the ability of the Employer, the Company or any Related Corporation to terminate your employment or service relationship (if any);
(e)    you are voluntarily participating in the Plan;
(f)    the Award and the Shares subject to the Award are not intended to replace any pension rights or compensation;
(g)    the Award and the Shares subject to the Award, and the income and value of same, are not part of normal or expected compensation for any purpose including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from your ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and, in consideration of the grant of the Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any Related Corporation or the Employer, waive the ability, if any, to bring any such claim and release the Company, any Related Corporation and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you will be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;
(j)    for purposes of the Award, your employment will be considered terminated as of the date you cease to actively provide services to the Company or a Related Corporation; further, in the event of termination of your employment or other services (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), unless otherwise provided in this Agreement or determined by the Company, your right to vest in the Award, if any, will terminate effective as of the date that you are no longer actively providing services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Company’s Chief Executive Officer shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Award (including whether or not you may still be considered to be providing services while on an approved leave of absence);
(k)    the grant of the Award is only made to you in your capacity of “employee” of a Related Corporation;

(l)    unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
(m)    neither the Company, the Employer nor any Related Corporation shall be liable for any foreign exchange rate fluctuation between your local currency and the United States dollar that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the PSUs or the subsequent sale of any Shares acquired upon settlement.
11.    No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan. You acknowledge that you have either consulted with competent advisors independent of the Company to obtain advice concerning the receipt of the Award and the acquisition or disposition of any Shares to be issued pursuant to the Award in light of your specific situation or had the opportunity to consult with such advisors but chose not to do so.
12.    Data Privacy
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company and its Related Corporations for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
You understand that Data will be transferred to Fidelity or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than France. You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you the Award or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
13.    Electronic Delivery and Participation
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
14.    Language
If you have received this Agreement (or any portion thereof) or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.
15.    General Provisions
15.1    Successors and Assigns. The provisions of this Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.
15.2    Section 409A. For purposes of U.S. taxpayers, the PSUs and the settlement of the PSUs are intended to comply with Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Plan Administrator may, at any time and without your consent, modify the terms of the Award as it determines appropriate to comply with the requirements of, Section 409A of the Code and the related U.S. Department of Treasury guidance or to mitigate any additional tax, interest and/or penalties that may apply under Section 409A of the Code if compliance is not practicable. The Company makes no representation or covenant to ensure that the PSUs, settlement of the PSUs or other payment hereunder are compliant with Section 409A of the Code and neither the Company nor any of its affiliates shall under any circumstances have any liability to you or any other party if the settlement of the PSUs or other payment hereunder that is intended to be compliant with Section 409A of the Code is not compliant or for any action taken by the Plan Administrator with respect thereto.

(a)    Notwithstanding anything in this Agreement to the contrary, any PSUs that become vested under this Agreement by reason of a termination of employment and that constitute an item of non-qualified deferred compensation subject to Section 409A of the Code shall not be settled unless you experience a “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”) and such PSUs shall be settled within 90 days of a Separation from Service; provided, however, that if you are a “specified employee” within the meaning of Section 409A of the Code as of the date of the Separation from Service (as determined according to the methodology established by the Company as in effect on the date of your termination of employment), such PSUs shall instead be settled on the first business day that is after the earlier of (i) the date that is six months following the date of the Separation from Service or (ii) the date of your death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code, or any successor provision thereto.
15.3    Governing Law and Choice of Venue. The Award and the provisions of this Agreement will be construed and administered in accordance with and governed by the laws of the State of Washington without giving effect to such state’s principles of conflict of laws. For the purposes of litigating any dispute that arises under this grant of this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Washington and agree that such litigation shall be conducted in the courts of Spokane County, Washington, or the federal courts for the United States for the Eastern District of Washington, where this grant is made and/or to be performed.
15.4    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
15.5    Notice.     Any notice required or permitted hereunder shall be made in writing and sent to the following address:
Itron, Inc.
Attn. General Counsel
2111 N. Molter Road
Liberty Lake, WA USA 99019

16.    Waiver
You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.
17.    Repayment/Clawback/Recovery
If Participant is subject to the Company’s Incentive Repayment Policy (the “Repayment Policy”) at any time between the Grant Date and the date the PSUs are settled, any Shares, payment or benefit made under the Award shall be subject to repayment in accordance with the provisions of the Repayment Policy. In addition, any Shares, payment or benefit made under the Award will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the

Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

APPENDIX A

ITRON, INC.
AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN
LONG TERM PERFORMANCE
RESTRICTED STOCK UNIT AWARD NOTICE

Appendix A sets forth the performance goals for the performance restricted stock unit award (the “Award”) under the Itron, Inc. Amended and Restated 2010 Stock Incentive Plan (the “Plan”) evidenced by the Long Term Performance Restricted Stock Unit Award Agreement (the “Agreement”) to which it is attached. Capitalized terms not expressly defined in this Appendix A but defined in the Plan or the Agreement shall have the same definitions as in the Plan and/or the Agreement, as applicable. Please refer to the schedule that is attached to Appendix A for supplemental information explaining the operation of the performance goals applicable to the Award.
The aggregate target number of PSUs for the Performance Period is: «# of Units» (the “Target PSUs”).
The actual number of PSUs that shall vest is based on the level of attainment of a combination of the following two performance goals: non-GAAP Earnings Per Share (“EPS”) of the Company as calculated for purposes of the Company’s earning release as described in the Company’s public filings and Total Shareholder Return (“TSR”) of the Company during the Performance Period as further described below.
The total number of PSUs that is eligible to vest under this Award is between 0% - 200% of the Target PSUs based on attainment of the EPS performance goal and the TSR performance goal. The total number of PSUs that will actually vest will be equal to the sum of (i) the EPS-Based Vested PSUs, plus (ii) the product of (x) the TSR Performance Goal Multiplier, multiplied by (y) the EPS-Based Vested PSUs (as these terms are defined and further described below).
Any PSUs that vest shall be settled in accordance with Section 4 of the Agreement.
EPS Performance Goal:
A number of PSUs that is equal to between 0% - 160% of the Target PSUs is eligible to vest based on the attainment of EPS performance goals in accordance with the following terms:
An annual “EPS Performance Goal” (including “Threshold Goal” and “Maximum Goal”) shall be established at the beginning of each year for each of the calendar years contained in the Performance Periods (each, an “Annual EPS Performance Period”). Immediately following the end of each Annual EPS Performance Period, the Plan Administrator shall assess the attainment level of the Company’s EPS against the annual EPS Performance Goal corresponding to the Annual EPS Performance Period and assign a percentage of attainment of between 0% - 160% (with attainment between the Threshold Goal and Maximum Goal subject to interpolation). The number of PSUs that is eligible to vest at the end of the Performance Period based on the attainment of the EPS Performance

Goal shall be equal to the product of (a) the average of the attainment level of the EPS Performance Goal for each of the Annual EPS Performance Periods contained in the Performance Period (expressed as a percentage), multiplied by (b) the portion of the Target PSUs for the Performance Period (the “EPS-Based Vested PSUs”).
No PSUs will become eligible for vesting if the Company’s EPS is below the Threshold Goal.

TSR Performance Goal Multiplier:
The number of PSUs that is eligible to vest may be greater or less than the number of EPS-Based Vested PSUs depending on the level of attainment of Company TSR performance relative to the TSR attained by companies comprising the Russell 3000 Index (such increase or decrease to the number of PSUs eligible to vest, the “TSR Performance Goal Multiplier,” and the index, the “Peer Group TSR”). For purposes of calculating the Company’s TSR, the value of the Common Stock on the first day of the Performance Period shall be deemed to be the average of the closing price of the Common Stock for the 20 trading days ending on the first trading day of the Performance Period and the value of the Common Stock for the last day of the Performance Period shall be deemed to be the average of the closing price of the Common Stock for the 20 trading days ending on the last trading day of the Performance Period. The TSR Performance Goal Multiplier shall be between 0.75 and 1.25, as determined in accordance with the following schedule:

·	If Company TSR is at or below the 25% percentile of the Peer Group TSR, the TSR Performance Goal Multiplier shall be equal to 0.75.

·	If Company TSR is at the 50% percentile of the Peer Group TSR, the TSR Performance Goal Multiplier shall be equal to 1.

·	If Company TSR is at or above the 75th percentile of the Peer Group TSR, the TSR Performance Goal Multiplier shall be equal to 1.25.

·	If Company TSR is above the 25th or below the 75th percentile of the Peer Group TSR, the attainment between the goals shall be subject to interpolation.

If the Award is intended to constitute “qualified performance-based compensation,” within the meaning of Section 162(m)(4)(C) of the Code, the Plan Administrator shall determine and certify the actual level of attainment of the performance goals and the number of PSUs that become eligible for vesting in accordance with the requirements of Section 162(m) of the Code. The performance goals shall be adjusted per the 2014 Long-Term Performance Plan Criteria, as approved by the Plan Administrator, provided that the Plan Administrator may also adjust the performance goals in a manner that would result in a decrease to the number of PSUs that would otherwise become eligible for vesting. Further, in determining the number of PSUs that become eligible for vesting, the Plan Administrator has the discretion to reduce (including to zero), but not increase, the number of PSUs that would otherwise become eligible for vesting.